Filed Pursuant to Rule 433

 Registration Statement No. 333-271604

Issuer Free Writing Prospectus dated June 16, 2023

Relating to Preliminary Prospectus dated June 16, 2023

WEBUY GLOBAL LTD

4,000,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of WEBUY GLOBAL LTD (the “Company”) and should be read together with the preliminary prospectus dated June 16, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-271604), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1946703/000164033423001075/webuy_f1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.

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WEBUY

Roadshow presentation

Issuer Free Writing Prospectus
Dated June 16, 2023
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated June 16, 2023
SEC Registration No. 333-271604
Nasdaq Ticker: WBUY (pending approval)



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Important Notices and Disclaimers; Forward-Looking statements

This presentation relates to the proposed public offering of ordinary shares ("Ordinary Shares") of WEBUY GLOBAL LTD, an exempted company incorporated under the laws of the Cayman Islands ("we", "us", "our", "Webuy" or the "Company") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1946703/000164033423001075/webuy_f1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email: info@univest.us, or contact WEBUY GLOBAL LTD via email: catherinephang@webuy.global.

WEBUY

Forward-Looking statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. If used, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions are intended to identify forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth strategies, including our ability to meet our goals, current and future economic and political conditions, our capital requirements and our ability to raise any additional financing which we may require, our ability to attract customers and further enhance our brand recognition, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, trends and competition in the e-commerce industry, and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations in the prospectus. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect.

Offering summary

Issuer	WEBUY GLOBAL LTD
Offering Type	Initial Public offering
Exchange: Symbol	Nasdaq Capital Market: WBUY (pending approval)
Securities Offered by the Company	3,175,000 Ordinary Shares (or 3,651,250 Ordinary Shares, assuming the underwriters exercise their over-allotment option in full). The Company will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholder.
Securities Offered by the Selling Shareholder	825,000 Ordinary Shares
Offering Price	Expected to be between $4.00 and $4.50 per Share
Gross IPO Proceeds	Approximately $12.7 million, based on an assumed initial public offering price of $4.00 per share, excluding proceeds from the exercise of the underwriters' over-allotment option, and the sale of Ordinary Shares by the selling shareholder
Shares outstanding Post-Offering	51,186,600 Ordinary Shares
Use of proceeds	10% - Establish WEBUY CLUB network for both fruit distribution and community setup in Indonesia 15% - Invest in 360 marketing in Indonesia 20% - Invest in infrastructure relating to information technology 10% - Develop and expand business and operations in Malaysia 10% - Develop and expand business and operations in Thailand 10% - Develop and expand business and operations in Vietnam 10% - Enhance global supply chain capability 15% - Working capital and general corporate purposes
Sole Book Running Manager	Univest Securities, LLC

WEBUY

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview

Overview

We are an emerging Southeast Asian ("SEA") community-oriented e-Commerce retailer ("Community E-Commerce Retailer") with a focus on grocery and travel. Community e-commerce is a deepened extension form of e-commerce, where social media users with mutual interest and like-minded behavior are connected, forming a community group within a network through online medium.

Mission

Our mission is to make social shopping a new lifestyle for consumers and to empower consumers' purchases with an efficient cost-saving purchasing model. We are committed to developing a community-oriented e-commerce community platform in the Southeast Asia region and transforming the e-commerce model into a community-driven experience for consumers.

WEBUY

Business Overview

Our social e-commerce community is built upon a "group buy" model, which fosters strong customer engagement. On this platform, our customers are able to be part of a group purchase and enjoy lower prices, or purchase products and services individually. This also allows them to share purchase interests with their social network, strengthen existing connections and meet new acquaintances, and gain meaningful experience and additional shopping perks in the form of e-vouchers and sales commissions.

Our "group buy" model embraces a human element manifested in the Group Leader role offered to customers. Webuy and its network of suppliers work closely with its community of Group Leaders, forging a mutually dependent relationship to serve its customers. In helping to arrange for group purchases and delivery pick-up at a single location, these Group Leaders are significant in reducing Webuy's user acquisition and logistics costs. These Group Leaders are well-equipped to carry out their delegated responsibility, being supported with technology tools, consistent training, marketing materials, and delivery services. Group Leaders' houses could also serve as a pickup location for their local customers and reduce the delivery cost.


WEBUY handled
Group Leaders handled
Supplier/seller handled
Customer activities
1 Group leaders share product deals with customers
2 Customers submit orders through group leaders' store in the WEBUY app
3 WEBUY consolidates all orders and submits purchasing orders to suppliers/sellers
4 Suppliers ship products to WEBUY's warehouse
5a Customers collect group orders from Group Leaders
5b WEBUY order fulfilmnet for direct orders
5a WEBUY ships to Group Leaders
WEBUY

Industry Overview


Market Size of E-commerce Industry (Southeast Asia), 2016-2026E
2016-2021
2022E-2026E
CAGR
54.5%
19.9%
US$ billion
250
200
150
100
50
0
9.3
14.0
21.1
33.6
58.1
82.0
113.6
146.1
176.1
205.1
234.5
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E


Market Size of Community E-commerce Industry (Southeast Asia), 2016-2026E
2016-2021
2022E-2026E
CAGR
78.1%
31.5%
US$ Million
16,000
15,000
14,000
13,000
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
225.0
403.2
716.8
1,238.4
2,610.0
4,030.0
5,184.0
6,936.0
9,432.0
11,935.5
15,503.0
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E
Market Size of Community E-commerce breakdown by product type (2021)
24.0%
22.0%
17.0%
14.0%
11.0%
7.0%
5.0%
Personal & Beauty Care
Apparel
Accessories
Home Products
Health Supplements
Food & Beverage
Others

(Source: Industry report by Frost & Sullivan)

- We primarily operate in the Community E-commerce Industry which is a subcategory of the E-commerce Industry.
- According to the industry report by Frost & Sullivan, the market size of the Community E-commerce industry (Southeast Asia) is expected to reach **US$15.5 billion** in 2026, at a compound annual growth rate of **31.5%** from 2022 to 2026.

WEBUY

Community E-commerce is the next wave of online shopping

Making social shopping a new lifestyle for consumers and empowering consumers' purchases with an efficient cost-saving purchasing model

✱ Rise of Social E-commerce in Southeast Asia

Penetration rate	Online groceries showing the strongest growth at **29%** in the year 2022
Southeast Asia's Gross Merchandising value	**US$280 billion** Representing 17% Compound annual growth rate (2022-2027)
Population	**402 million** Digital consumer population by 2027 (88% of total[1])
Online discovery	**Almost 50%** Online discovery is done through social media
Product video discovery	**21%** Online discovery is done through videos

- Social media users with **mutual interest and like-minded online behavior** are connected
- **Forming a community group through social platforms and communication software** such as Facebook, Instagram, WhatsApp, TikTok
- **Efficient cost-saving** through group purchases and bulk order
- Group leaders (also our customers) are **incentivized with the commission rate paid**
- Building a **strong customer base and customer loyalty**
- Through **"farm-to-table" supply model**, the Company substantially reduces last-mile delivery costs via **Group Leaders**
- **Interactive shopping** experience through social platforms and communication software

- Lower customer acquisition cost
- Attractive shopping platform
- High customer retention rate
- Community-driven experience for customers
- Strong community network
- Offer more competitive prices to customer
- Able to receive prompt feedback on the needs and wants of customers and respond quickly to the trends

✱ **Extracted from:** Southeast Asia's Digital Consumers: A New Stage of Evolution | Bain & Company - https://www.bain.com/globalassets/noindex/2022/meta_bain_syncsea_2022.pdf

WEBUY

Webuy is an emerging Community E-commerce Player in Southeast Asia

Interactive APP Features

- *Product video discovery*
- *Product and order management*
- *Insight analysis and data acquisitions*

WEBUY

End-to End Involvement in the Sale and Purchase Process

Group leaders are trained via a partnership program to **engage and onboard new customers in their social network**, significantly lower customer acquisition costs.

The Company consciously builds and updates its services **tailored to the needs and trends of the local community**, consistently providing **engaging consumer experiences** to maintain a high user retention ratio.

Through **constant engagement with the community**, the Company enhances its understanding of **consumer demand and the volume of orders**, building a more efficient inventory management process.

Through **"farm-to-table" supply model**, the Company substantially reduces last-mile delivery costs via **Group Leaders**, who host the group purchases at their place and liaises with the other customers who make up the collective order to collect their purchases.

WEBUY

Financial Highlights


Revenue (Audited)
US$
50,000,000
45,000,000
40,000,000
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
-
US$22.30 million
US$44.56 million
Fiscal year 2021
Fiscal year 2022


Gross profit (Audited)
US$
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
US$2.5million
US$3.75 million
Fiscal year 2021
Fiscal year 2022

NOTE: Fiscal years 2022 and 2021 refer to the financial years ended December 31, 2022 and 2021

- **The increase in revenue by approximately 99.9% for the year ended December 31, 2022 from December 31, 2021was mainly attributable to the growth of our groceries sales in Singapore as well as the exponential growth of groceries sales in Indonesia ever since our successful entry into the market in 2020. Notably, the introduction of our community-centric business model into the Indonesian market has allowed us to anticipate substantial future growth given the extremely large market size and the evolving purchase behavior in the Indonesian market.**
- **The decrease in gross profit margin for the year ended December 31, 2022 from December 31, 2021 was mainly due to the increased cost of groceries coupled with sales markdown we offered, especially to our Indonesia market which resulted in a lower percentage gross margin as our strategy of providing a competitive discount to attract more users to sign up with our platform.**

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Our strengths

- *Strong eco-system of supply chain and distribution capabilities*
- *Scalable business model*
- *Strong client acquisition and retention*
- *Experienced management team with a solid background in E-commerce*

WEBUY

Corporate Structure


GBUY GLOBAL LTD
Pre-offering: 35.52%
Post-offering: 33.32%
Other existing shareholders
Pre-offering: 64.48%
Post-offering: 60.48%
IPO investors
Pre-offering: 0%
Post-offering: 6.20%
WEBUY GLOBAL LTD.
("WeBuy")
(a Cayman Islands company)
100%
New Retail International Pte. Ltd.
("New Retail")
(a Singapore company)
100%
100%
95%
The Shopaholic Bear Pte. Ltd.
("TSB")
(a Singapore company)
Bear Bear Pte. Ltd.
("BBPL")
(a Singapore company)
PT WEBUY SOCIAL INDONESIA
("PTWB")
(a Indonesia company)

WEBUY

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Leadership Team



Xue Bin

(Vincent Xue)
Chief Executive Officer, Chairman, Co-founder

- Between May 2012 and August 2019, served as the co-founder and the chief strategy officer of Ezbuy Group, which later merged with Lightinthebox Holding Litb, a New York Stock Exchange listed company.
- He accumulated over 7 years of e-commerce experience.
- He obtained Bachelor of Science degree in Mechanics and Engineering Science from Fudan University degree in 2004, and Master of Science degree in Microelectronics from the National University of Singapore in 2008.



Liu Lei

(Andy Liu)
Chief Technology Officer

- From August 2011 to September 2014, he worked at JD.com as a system architect
- From October 2014 to September 2017, he worked as a technical director for Vancl (Beijing) Technology Co., Ltd.
- He obtained his Bachelor's degree in computer science from Beihua University in Jilin, China, in 2006.
- He obtained his Bachelor's degree in computer science from Beihua University in Jilin, China, in 2006.



Michelle Tan Ting Ting

(Michelle Tan)
Chief Operating Officer, Director

- December 2012 to January 2017, she served as a team leader of Alfestco Ptd Ltd
- From July 2017 to May 2018, she was a management trainee of Ezbuy
- She obtained her Bachelor of engineering degree with honors from National University of Singapore in 2017.



Phang Ai Lian

(Catherine Phang)
Chief Financial Officer

- She has more than 15 years of work experience in the field of accounting and has worked in large accounting firms such as KPMG, various MNCs, and startups. She has had extensive exposure to regional markets and possesses strong management skills in leading a team across geographical regions.
- She obtained her Bachelor of Commerce degree in accounting and finance from Curtin University of Technology, Australia.

WEBUY

Independent Directors



William Chang Tat-Nin
(William Chang)

- Independent Director Nominee
- Chair of the Nominating Committee and the Compensation Committee
- Member of the Audit Committee



Tu Lixia
(Lisa Tu)

- Independent Director Nominee
- Chair of Audit Committee
- Member of the Nominating Committee
- Member of the Compensation Committee



Qiao Lizhi
(Frank Qiao)

- Independent Director Nominee
- Member of the Audit Committee
- Member of the Nominating Committee
- Member of the Compensation Committee

WEBUY

Thank you!

Issuer

WEBUY GLOBAL LTD
35 Tampines Street 92
Singapore 528880
Email: hr@webuy.global

Underwriter

Univest Securities LLC
75 Rockefeller Plaza, Suite 18C
New York, NY, 10019
Email: info@univest.us

WEBUY